Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports First Quarter 2010 Results

COLUMBUS, Ohio – (May 12, 2010) – Hexion Specialty Chemicals, Inc., today reported its results for the first quarter ended March 31, 2010. Results for the first quarter of 2010 include:

•

Revenues of $1.17 billion in the first quarter of 2010 compared to $914 million during the prior year period as sales increased primarily due to volume gains, as well as the contractual pass through of higher raw material costs, pricing actions and the positive impact of foreign currency translation.

•

Operating income of $67 million for the first quarter of 2010 compared to operating income of $12 million for the prior year period. First quarter 2010 operating income improved compared to the prior year primarily due to higher revenues, an improved cost structure and lower expenses associated with the Company’s productivity program.

•

Net loss attributable to Hexion Specialty Chemicals, Inc. of $(7) million for the 2010 quarter versus net income of $116 million in the prior year period. First quarter 2010 results reflected the same factors impacting operating income. In the first quarter of 2009, net income included a $168 million gain from the early extinguishment of debt as Hexion previously purchased portions of its outstanding debt for amounts less than the face value of debt securities.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $121 million in the first quarter of 2010 compared to $61 million during the prior year period. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net (Loss) Income later in this release.)

“We were encouraged by our first quarter 2010 volume gains of 25 percent versus the prior year period,” said Craig O. Morrison, Chairman, President and CEO. “The first quarter 2010 demand trends were generally positive across-the-board compared to the first quarter of 2009. Volume also grew solidly compared to the fourth quarter of 2009 and rose sequentially approximately 6 percent. Our strong year-over-year EBITDA improvement in the first quarter of 2010 reflected higher volumes and the benefit of past productivity actions. In addition, we have announced a number of recent price actions in an effort to offset the raw material inflationary trends we’ve experienced this year.”

“Finally, our first quarter 2010 earnings were particularly strong in our specialty epoxy resins, Versatic™ Acids and Derivatives, and oilfield products, while overall results for our North American forest products business also posted the sharpest EBITDA gain in several quarters.”

Productivity Update

Hexion achieved $33 million in productivity savings in the first quarter of 2010 as it continued to take actions to reduce its overall cost structure. In addition, Hexion had $92 million of in-process productivity initiatives remaining as of March 31, 2010. The Company expects to incur net costs of $51 million to achieve the remaining productivity savings and it anticipates that the remainder of these actions will occur over the next 15 months.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the first quarter ended March 31, 2010. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income (loss) later in this release.)

Effective January 1, 2010, Hexion made certain changes to its internal reporting structure. Additionally, on January 1, 2010, upon the adoption of new accounting guidance on the consolidation of variable interest entities, Hexion deconsolidated HA-International, LLC (“HAI”), the Company’s foundry applications joint venture between Hexion and Delta-HA, Inc., from its unaudited Consolidated Financial Statements. These changes caused the Company to re-evaluate its reportable segments. Effective in the first quarter of 2010, the results of the Company’s oilfield products applications and the equity earnings in its HAI joint venture are included within its Epoxy and Phenolic Resins segment. Previously the results of these businesses were reported in the Performance Products segment.

The Company’s business segments are based on the products that the Company offers and the markets that it serves. At March 31, 2010, the Company had three reportable segments: Epoxy and Phenolic Resins, Formaldehyde and Forest Products Resins and Coatings and Inks. A summary of the major products of the Company’s reportable segments follows:

•	Epoxy and Phenolic Resins: epoxy specialty resins, oilfield products, Versatic™ Acids and Derivatives, basic epoxy resins and intermediates and phenolic specialty resins and molding compounds;

•	Formaldehyde and Forest Products Resins: forest products resins and formaldehyde applications; and

•	Coatings and Inks: polyester resins, alkyds resins, acrylic resins, vinylic resins and ink resins and additives.

(U.S. Dollars in Millions)

	Three months ended March 31,
	2010	2009
Net Sales to Unaffiliated Customers(1)(2):
Epoxy and Phenolic Resins	$556	$449
Formaldehyde and Forest Product Resins	386	271
Coatings and Inks	232	194

	$1,174	$914

Segment EBITDA(2):
Epoxy and Phenolic Resins	$76	$46
Formaldehyde and Forest Product Resins	42	22
Coatings and Inks	15	1
Corporate and Other	(12)	(8)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	The Company changed its segment reporting in the first quarter of 2010. Prior period balances have been recast to conform to the Company’s current reportable segments.

Reconciliation of Segment EBITDA to Net (Loss) Income (Unaudited)

(U.S. Dollars in Millions)

	Three months ended March 31,
	2010	2009
Segment EBITDA:
Epoxy and Phenolic Resins	$76	$46
Formaldehyde and Forest Product Resins	42	22
Coatings and Inks	15	1
Corporate and Other	(12)	(8)

Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income, net	8	30
Non-cash charges	(9)	(10)
Unusual items:
Losses on divestiture of assets	—	(3)
Business realignments	(8)	(16)
Other	(8)	(3)

Total unusual items	(16)	(22)

Total adjustments	(17)	(2)
Interest expense, net	(63)	(64)
Gain on extinguishment of debt	—	168
Income tax expense	(5)	(3)
Depreciation and amortization	(43)	(44)

Net (loss) income attributable to Hexion Specialty Chemicals, Inc.	(7)	116
Net income attributable to noncontrolling interest	—	1

Net (loss) income	$(7)	$117

Outlook

“We remain optimistic that the gradual recovery in volumes will continue in 2010,” Morrison said. “However, we believe the extent of the economic recovery is likely to vary significantly by industry sector and geographical region. As a result, we remain aggressively focused on cost control and cash-related items in the coming year. We plan to continue to leverage our lower cost structure going forward and focus on serving our global customers, while also investing in our business in high growth regions of the world.”

For example, Hexion has recently announced multiple expansion projects, including: a joint venture with Shanxi Sanwei Group Co., Ltd. to build and operate a new plant in the Shanxi Province, China, to produce Veova™ monomer, a key ingredient in water-based decorative coatings, redispersible powders and adhesives; and the construction of a manufacturing plant in Onsan, Korea, to produce Cardura™ monomer, a Versatic™ Acid derivative used as a key raw material in environmentally advanced paints and coatings. In addition, Hexion officially opened a new specialty epoxy resin production facility in Esslingen, Germany, and completed a forest product resins site in Montenegro, Brazil.

Liquidity and Capital Resources

At March 31, 2010, Hexion had $3.650 billion of debt. In addition, at March 31, 2010, Hexion had $416 million in liquidity including $151 million of unrestricted cash and cash equivalents, $218 million of borrowings available under our senior secured revolving credit facilities, and $47 million of borrowings available under additional credit facilities at certain domestic and international subsidiaries and an equity commitment from certain affiliates of Apollo Management, L.P.

As previously announced, Hexion entered into an amendment to its Senior Secured Credit Facilities during the first quarter of 2010. Under the amendment, Hexion extended the maturity of approximately $959 million of term loans from May 5, 2013 to May 5, 2015 and increased the interest rate with respect to such term loans from LIBOR plus 2.25 percent to LIBOR plus 3.75 percent. The Company also issued $1 billion aggregate principal amount of senior secured notes due 2018. The Company used the net proceeds of $993 million from the issue to repay $800 million of Hexion’s U.S. term loans under the Senior Secured Credit Facility, pay certain related transaction costs and expenses, and provide incremental liquidity of $162 million.

In addition, in late December 2009 and early January 2010 Hexion renewed its revolving line of credit facility commitments from lenders, which will take effect upon the May 31, 2011 maturity of the existing revolving facility commitments. The new commitments, which total $200 million, will extend the availability of the revolver to 2013. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50 percent.

At March 31, 2010, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Hexion expects to have adequate liquidity to fund its ongoing operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities, amounts available for borrowings under its credit facilities and amounts committed from its parent.

Earnings Call

Hexion Specialty Chemicals, Inc. will host a teleconference to discuss First Quarter 2010 results on Wednesday, May 12, 2010, at 10:00 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-730-5764

International Participants: 857-350-1588

Participant Passcode: 28270631

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on May 12, 2010. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 94312987. A replay also will be available through the Investor Relations Section of the Company’s website.

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also reflects other adjustments permitted in calculating compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility, including reflecting the expected future impact of announced acquisitions and in-process cost saving initiatives. Certain covenants and tests in these agreements (i) require the Company to maintain a leverage ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company’s ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). The test to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and tests and assess the Company’s future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

(U.S. Dollars in Millions)

March 31, 2010 LTM Period
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(29)
Income taxes	4
Gain on extinguishment of debt	(56)
Interest expense, net	222
Depreciation and amortization	177

EBITDA	318
Adjustments to EBITDA:
Terminated merger and settlement income, net (1)	(18)
Net income attributable to noncontrolling interest	(2)
Non-cash items(2)	5
Unusual items:
Loss on divestiture of assets	3
Business realignments(3)	48
Asset impairments	50
Other(4)	58

Total unusual items	159

Productivity program savings(5)	92

Adjusted EBITDA	$554

Fixed charges(6)	$264

Ratio of Adjusted EBITDA to Fixed Charges (7)	2.10

(1)

Represents negotiated reductions on accounting, consulting, tax and legal costs related to the terminated Huntsman merger and recognition of insurance recoveries associated with the New York Shareholder Action. These amounts are partially offset by legal settlement accruals pertaining to the New York Shareholder Action. (Refer to Hexion’s 2009 Annual Report on Form 10-K and other SEC filings for a description of the New York Shareholder Action.)

(2)	Represents stock-based compensation, and the write-off of previously deferred financing fees, partially offset by unrealized net foreign exchange and derivative losses.
(3)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.
(4)

Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, realized foreign currency activity, and debt issuance costs related to the January 2010 refinancing transactions.

(5)	Represents pro-forma impact of in-process productivity program savings.
(6)	Reflects pro forma interest expense based on interest rates at May 5, 2010 as if the January 2010 refinancing transactions had taken place at the beginning of the period.
(7)

Hexion is required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of March 31, 2010, the Company was able to satisfy this test and incur additional indebtedness under this indenture.

Forward-Looking Statements

Certain statements in this press release, including but not limited to those made under the caption “Outlook”, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our businesses, the economy and other future conditions. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (SEC). We caution you against relying on any forward-looking statements as they are neither statements of historical fact nor guarantees of future performance.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional or global economic, competitive and regulatory factors including, but not limited to, the current credit crises and global economic downturn, interruptions in the supply of or increased pricing of raw materials due to natural disasters, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations involving our products, and the following:

•	our inability to achieve expected cost savings,

•	the outcome of litigation described in footnote 12 to our financial statements on Commitments and Contingencies in our most recent Annual Report on Form 10-K,

•	our failure to comply with financial covenants under our credit facilities or other debt, and

•	the other factors described in the Risk Factors section of our Annual Report on Form 10-K and in our other SEC filings.

Any forward-looking statement made by us in this document speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three months ended March 31,
(In millions)	2010	2009
Net sales	$1,174	$914
Cost of sales	1,026	824

Gross profit	148	90
Selling, general and administrative expense	81	83
Terminated merger and settlement income, net	(8)	(30)
Other operating expense, net	8	25

Operating income	67	12
Interest expense, net	63	64
Gain on extinguishment of debt	—	(168)
Other non-operating expense (income), net	7	(4)

(Loss) income before income tax	(3)	120
Income tax expense	5	3

(Loss) income before earnings from unconsolidated entities	(8)	117
Earnings from unconsolidated entities, net of taxes	1	—

Net (loss) income	(7)	117
Net income attributable to noncontrolling interest	—	(1)

Net (loss) income attributable to Hexion Specialty Chemicals, Inc.	$(7)	$116

Comprehensive (loss) income attributable to Hexion Specialty Chemicals, Inc.	$(33)	$82

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions, except share data)	March 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents (including restricted cash of $4 and $7, respectively)	$155	$142
Short-term investments	12	10
Accounts receivable (net of allowance for doubtful accounts of $23 and $25, respectively)	639	478
Inventories:
Finished and in-process goods	297	264
Raw materials and supplies	128	115
Other current assets	86	84

Total current assets	1,317	1,093

Other assets, net	139	104
Property and equipment
Land	99	110
Buildings	316	322
Machinery and equipment	2,294	2,368

	2,709	2,800
Less accumulated depreciation	(1,343)	(1,360)

	1,366	1,440
Goodwill	167	177
Other intangible assets, net	150	159

Total assets	$3,139	$2,973

Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$554	$481
Debt payable within one year	81	78
Affiliated debt payable	4	4
Interest payable	56	36
Income taxes payable	36	42
Accrued payroll and incentive compensation	59	50
Other current liabilities	182	197

Total current liabilities	972	888

Long-term liabilities
Long-term debt	3,465	3,328
Affiliated long-term debt	100	100
Long-term pension and post employment benefit obligations	225	233
Deferred income taxes	117	120
Other long-term liabilities	127	128
Advance from affiliates	225	225

Total liabilities	5,231	5,022

Commitments and contingencies

Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at March 31, 2010 and December 31, 2009	1	1
Paid-in capital	508	507
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	73	99
Accumulated deficit	(2,358)	(2,350)

Total Hexion Specialty Chemicals, Inc. shareholder’s deficit	(2,096)	(2,063)
Noncontrolling interest	4	14

Total deficit	(2,092)	(2,049)

Total liabilities and deficit	$3,139	$2,973

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three months ended March 31,
(In millions)	2010	2009
Cash flows (used in) provided by operating activities
Net (loss) income	$(7)	$117
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	43	44
Gain on extinguishment of debt	—	(168)
Pushdown of recovery of expense paid by shareholder	—	(15)
Loss on disposal of assets, net of tax	—	3
Deferred tax benefit	—	(3)
Write-off of deferred financing fees	7	—
Other non-cash adjustments	4	12
Net change in assets and liabilities:
Accounts receivable	(171)	113
Inventories	(58)	84
Accounts and drafts payable	91	(9)
Income taxes payable	(3)	3
Other assets, current and non-current	(15)	1
Other liabilities, current and long-term	18	(25)

Net cash (used in) provided by operating activities	(91)	157

Cash flows used in investing activities
Capital expenditures	(21)	(27)
Capitalized interest	(1)	(1)
(Purchases of) proceeds from matured debt securities	(2)	3
Change in restricted cash	3	(7)
Deconsolidation of variable interest entities	(4)	—
Proceeds from the sale of assets	8	1

Net cash used in investing activities	(17)	(31)

Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	3	(2)
Borrowings of long-term debt	1,151	40
Repayments of long-term debt	(998)	(246)
Net borrowings of affiliated debt	—	104
Deconsolidation of noncontrolling interest in variable interest entity	—	(24)
Long-term debt and credit facility financing fees	(32)	—
Payments of dividends on common stock	—	(9)

Net cash provided by (used in) financing activities	124	(137)

Effect of exchange rates on cash and cash equivalents	—	(2)
Increase (decrease) in cash and cash equivalents	16	(13)
Cash and cash equivalents (unrestricted) at beginning of period	135	121

Cash and cash equivalents (unrestricted) at end of period	$151	$108

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